China Jo-Jo Drugstores Reports Second Quarter Fiscal Year 2016 Financial Results

- Q2'16 Revenue up 22.4% y-o-y;

- Strategic revenue mix continues to rebalance as online pharmacy revenues grew 122.4% y-o-y;

- Official Branded Online Website Sales Grew 406.2% y-o-y

HANGZHOU, China, Nov. 12, 2015 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ CM: CJJD) (the "Company" or "China Jo-Jo"), a leading China-based pharmacy with retail, wholesale and online distributor of pharmaceutical and health care products through its own online and retail pharmacies, today announced financial results for the second-quarter ended September 30, 2015.

Second Quarter FY 2016 Highlights vs the Comparable Period

  Revenues roughly totaled $22.6 million up 22.4%, consisting of segmental revenue:
    Revenue from Retail Drugstores roughly totaled $13.1 million, up 5.6% and represents 58.0% of total revenues as compared to 67.2% in the prior year;
    Revenue from Online Pharmacy roughly totaled $6.6 million, an increase of 122.4% and represents 29.1% of revenues as compared to 16.1% in the prior year;
    Revenues from the Wholesale Business roughly totaled $2.9 million, a decrease of 5.6% and represents 12.9% of revenues as compared to 16.7% in the prior year.
  Gross profit of roughly $4.0 million an increase of 43.8% comparing to the prior year;
  Gross margin of 17.6% for the second quarter of fiscal 2016 as compared to 15.0% in the prior year;
  Net income of $0.15 million or $0.01 per fully diluted share, compared with net loss of ($0.04) million or ($0.00) per fully diluted share in the year ago period.

6 Months FY 2016 Financial Highlights vs the Comparable Period

  First six months FY 2016 revenue totaled $43.9 million up 25.7% from $34.9 million in the prior year;
  Gross profit of roughly $8.4 million an increase of 58.3% comparing to the prior year;
  Gross margin of 19.0% as compared to 15.1% in the prior year;
  Net income of $0.3 million or $0.02 per fully diluted share, compared with a net loss of ($0.4 million) or ($0.03) per fully diluted share in the year ago period.

  Management Comments

  "We are pleased with China's Jo-Jo's mid-year progress as the Company continues to focus its efforts in growing the online pharmacy division which experienced triple-digit growth in the period. In large part, due to strategic cooperation with large insurance companies and fast-growing private healthcare insurance programs,our online pharmacy sales have expanded quickly in this quarter. The consumer demand for expanded online pharmacy services continues to play an integral role in the rebalancing of the Company's revenue mix while providing the opportunity to enhance organic sales growth at our physical chain drugstores," said Mr. Lei Liu, Chairman and CEO of China Jo-Jo.

  "China Jo-Jo continues to explore new sales and marketing channels to grow its consumer base including establishing programs to promote "mobile app" shopping with major vendors. The Company also continues to optimize its product mix across its online storefronts and physical stores.  As noted in our last press release, the recent regulation passed by Chinese Congress is aimed at accelerating growth in established pharmacy chains such as China Jo-Jo and will be beneficial to us for the next several years", concluded Mr. Liu.

  Segmental Business Update

  Retail drugstore sales, accounted for approximately 58.0% of the total revenue for the three months ended September 30, 2015, and increased by $697,097, or 5.6%, to $13,103,135. Same-store sales decreased by approximately $343,219, or 2.9%, while new stores contributed approximately $952,255 in revenue in the three months ended September 30, 2015. Other increase in sales revenue is attributed to growth in clinic sales and our self-branded nutritional supplements sales. The Company continues to optimize store sales strategies catering to local store sales while attracting younger customers with mobile device products search, close monitoring of customers' chronic illness, and close cooperating with vendors to promote sales of branded products.

  Online pharmacy sales increased by approximately $3,609,016, or 122.4% for the three months ended September 30, 2015, as compared to the three months ended September 30, 2014. China Jo-Jo continues to operate several online pharmacy storefronts including China Jo-Jo's own official branded store in addition to working with other B2C's online platforms which direct customers back to China Jo-Jo's own websites.

  Our own branded website sales in the three months ended September 30, 2015 has increased by 406.2% y-o-y primarily as a result of the active cooperation with large insurance companies in China, to sell online products to customers who have purchased health insurance from them.

  Wholesale revenue decreased by $172,552 or 5.6% primarily as a result of discontinuing volume-driven sales strategy.

  Herb Farming while not revenue producing, as the Company's crops continue to mature, China Jo-Jo is  evaluating feasibility of planting other herbs with short period of growth..

  Financial Summary

  Revenue for the three months ended up September 30, 2015 increased by $4,133,561 or 22.4%, as compared to the three months ended September 30, 2014, partially offset by the decline in our wholesale business. The increase in revenue was primarily due to the increased online pharmacy sales.

  Gross profit increased by $1,211,750 or 43.8% period over period primarily as a result of an increase in gross margin of retail drugstores and an increase in online pharmacy sale.  At the same time, gross margin increased from 15.0% to 17.6% due to higher retail profit margins.

  Sales and marketing expense increased by $1,484,975 or 76.8% period over period. The increase in absolute dollars is primarily attributable to increase in rental expenses labor cost, increase in service fee based on percentage of sales volume from e-commerce platforms, and increase in service charges from Yikatong which direct insured sales to our own official website. As a result, such expenses as a percentage of our revenue increased to 15.1%, from 10.5% for the same period a year ago. China Jo-Jo expects its future sales and marketing expense will not deviate significantly from the current level.

  General and administrative expense increased by $93,667 or 12.6% period over period.  Such expense as a percentage of revenue decreased to 3.7% from 4.0% for the same period a year ago.  The variance in absolute dollars of general and administrative expense reflects accounts receivable and advances to vendors allowance reversal of $850,079 in the three months ended September 30, 2015 as compared to a reversal of $973,696 in the three months ended September 30, 2014. Excluding such an effect, general and administrative expense actually decreased by $29,950, which reflects stricter expense control in the three months ended September 30, 2015. We expect future general and administrative expense to remain at its current level.

  Net income increased by $188,587 period over period. Diluted earnings per share is $0.01, as compared to a diluted loss per share of (0.00) a year ago.

  As of September 30, 2015, we had cash of approximately $6,709,585. The Company's total current assets as of September 30, 2015, were $47,600,407 and total current liabilities were $43,930,230, which resulted in a positive net working capital of $3,670,177.

  CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
  CONSOLIDATED BALANCE SHEETS
  (UNAUDITED)

	September 30,	March 31,
	2015	2015
ASSETS
CURRENT ASSETS
Cash	$6,709,585	$4,023,581
Financial assets available for sale	—	1,307,200
Restricted cash	12,811,003	8,992,101
Notes receivable	37,728	138,952
Trade accounts receivable, net	8,514,466	9,237,743
Inventories	11,393,972	10,538,591
Other receivables, net	1,863,967	1,130,264
Advances to suppliers, net	4,740,561	4,717,352
Other current assets	1,529,125	2,200,838
Total current assets	47,600,407	42,286,622

PROPERTY AND EQUIPMENT, net	6,165,063	7,056,781

OTHER ASSETS
Long-term investment	110,040	—
Farmland assets	1,717,454	1,704,359
Long term deposits	2,485,977	2,584,025
Other noncurrent assets	2,631,030	2,734,798
Intangible assets, net	3,006,646	3,142,003
Total other assets	9,951,147	10,165,185
Total assets	$63,716,617	$59,508,588

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term loan payable	$23,580	$32,680
Accounts payable, trade	18,154,740	15,915,915
Notes payable	16,923,068	15,752,969
Other payables	3,862,452	2,931,869
Other payables - related parties	2,759,574	2,729,740
Loan from third parties	—	—
Customer deposits	1,224,334	3,759,050
Taxes payable	429,331	328,111
Accrued liabilities	553,151	509,537
Total current liabilities	43,930,230	41,959,871
Purchase option and warrant liability	157,261	315,327
Total liabilities	44,087,491	42,275,198

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of September 30, 2015 and March 31, 2015	—	—
Common stock; $0.001 par value; 250,000,000 shares authorized; 16,850,504 and 15,650,504 shares issued and outstanding as of September 30, 2015 and March 31, 2015	16,851	15,651
Additional paid-in capital	2,2247,600	19,301,233
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(7,142,424)	(7,404,210)
Accumulated other comprehensive income	3,197,990	3,972,543
Total stockholders' equity	19,629,126	17,194,326

Noncontrolling interests	—	39,064
Total equity	19,629,126	17,233,390
Total liabilities and stockholders' equity	$63,716,617	$59,508,588

  CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
  (UNAUDITED)

	For the three months ended September 30,		For the six months ended September 30,
	2015	2014	2015	2014
REVENUES, NET	$22,577,626	$18,444,065	$43,888,918	$34,903,297

COST OF GOODS SOLD	18,600,619	15,678,808	35,536,228	29,627,421

GROSS PROFIT	3,977,007	2,765,257	8,352,690	5,275,876

SELLING EXPENSES	3,418,755	1,933,780	6,515,124	3,702,357
GENERAL AND ADMINISTRATIVE EXPENSES	839,842	746,175	1,760,072	1,827,376
TOTAL OPERATING EXPENSES	4,258,597	2,679,955	8,275,196	5,529,733

(LOSS) INCOME FROM OPERATIONS	(281,590)	85,302	77,494	(253,857)

OTHER (LOSS) INCOME, NET	193,800	(52,692)	70,351	(168,528)
CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	200,903	(47,342)	158,066	76,357

INCOME (LOSS) BEFORE INCOME TAXES	113,113	(14,732)	305,911	(346,028)

PROVISION FOR INCOME TAXES	(38,062)	22,680	44,125	38,821

NET INCOME (LOSS)	151,175	(37,412)	261,786	(384,849)

NET (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	(1,219)	—	(1,919)

NET INCOME (LOSS) ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	151,175	(36,193)	261,786	(382,930)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustments	(860,853)	6,192	(774,553)	58,460

COMPREHENSIVE (LOSS)	$(709,678)	$(30,001)	$(512,767)	$(324,470)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	16,537,461	14,981,637	16,096,406	14,700,375
Diluted	16,588,559	14,981,637	16,147,505	14,700,375

LOSS PER SHARES:
Basic	$0.01	$(0.00)	$0.02	$(0.03)
Diluted	$0.01	$(0.00)	$0.02	$(0.03)

  CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
  (UNAUDITED)

	Six months ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$261,786	(384,849)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	763,839	832,570
Stock-based compensation	208,450	129,692
Bad debt provision	(1,540,695)	(1,611,497)
Inventory reserve	—	136,575
Change in fair value of purchase option derivative liability	(158,066)	(76,357)
Change in operating assets:
Accounts receivable, trade	716,075	694,722
Notes receivable	98,698	(64,932)
Inventories	(1,371,177)	(1,501,054)
Other receivables	(556,942)	(425,699)
Advances to suppliers	748,185	3,207,686
Other current assets	615,329	192,254
Long term deposit	—	337,326
Other noncurrent assets	—	186,680
Change in operating liabilities:
Accounts payable, trade	2,924,110	(557,095)
Other payables and accrued liabilities	1,133,850	252,409
Customer deposits	(2,460,559)	409,600
Taxes payable	116,924	43,762
Net cash provided by operating activities	1,499,807	1,801,793

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(106,200)	(246,097)
Decrease in Financial assets available for sale	1,293,600
Investment in a joint venture	(113,190)
Additions to leasehold improvements	—	(12,485)
Net cash provided by (used in) investing activities	1,074,210	(258,582)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	23,580	32,466
Repayment of short-term bank loan	(31,665)	(162,330)
Repayment of third parties loan	—	(59,529)
Change in restricted cash	(4,279,182)	(2,364,687)
Repayments of notes payable	(15,589,077)	(7,822,163)
Proceeds from notes payable	17,407,506	11,193,465
Proceeds from other payables-related parties	69,977	463,848
Proceeds from equity financing	2,699,500	—
Net cash provided by financing activities	300,639	1,281,070

EFFECT OF EXCHANGE RATE ON CASH	(188,652)	83,166
INCREASE IN CASH	2,686,004	2,907,447
CASH, beginning of period	4,023,581	4,445,276
CASH, end of period	$6,709,585	$7,352,723

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$158,415	$1,458
Cash paid for income taxes	$35,943	$43,788
Issuance of common stocks in exchange of debts	$—	$941,613
Reclassification of leasehold improvement to equipment		37,011
Non-cash financing activities:
Issuance of stock purchase options to an investor	1,231,067	—
Issuance of stock purchase options to an investment bank	147,728	$—

  About China Jo-Jo Drugstores, Inc.

  China Jo-Jo Drugstores, Inc., through its own retail drugstores, wholesale distributor and online pharmacy, is a leading retailer and wholesale distributor of pharmaceutical and healthcare products in China. As of September 30, 2015, the Company had 59 retail pharmacies in Zhejiang Province, China. The Company's wholesale subsidiary not only supplies its retail stores, but also distributes drug and other healthcare products to other drugstores and drug vendors. The Company routinely posts important information on its corporate websites at www.jiuzhou-drugstore.com (Chinese) and www.chinajojodrugstores.com (English).

  Forward Looking Statement

  Statements in this press release regarding the Company that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements, including, but not limited to, financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "estimate," "may," "will," "should," "project," "plan," "seek," "intend," "anticipate," the negatives thereof, or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. It is routine for the Company's internal projections and expectations to change as the quarter and year progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of numerous factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

  Investor Relations Contact:
  Christopher Chu, Taylor Rafferty
  Tel: (908) 251-9869
  Email: christopher.chu@taylor-rafferty.com

  Frank Zhao
  Chief Financial Officer
  frank.zhao@jojodrugstores.com
  Phone: (561) 372-5555
             +86-139-6811-8759